Exhibit 99.1

    Universal Hospital Services Amends Revolving Credit Agreement;
         Facility Increases to $125 Million; Added Flexibility

    EDINA, Minn.--(BUSINESS WIRE)--May 31, 2005--UHS entered into an amendment of its revolving credit agreement on May 26, 2005. The new agreement increases the aggregate facility size from $100 million to $125 million and extends the maturity by approximately 1.5 years to May 2010. Additionally, the amendment reduces the applicable borrowing spreads and modifies the financial covenants to provide more operating flexibility for UHS. Finally, the amendment provides for higher borrowing base advance rates such that the existing borrowing base increased from approximately $90 million to $110 million at closing.
    "We are extremely appreciative of the vote of confidence demonstrated by our bank group and are pleased with our new banking arrangements," said Gary Blackford, President and CEO of UHS. "Our increased flexibility and capacity will allow us to grow as the leading medical equipment lifecycle services company well into the future."

    About Universal Hospital Services, Inc.

    Based in Edina, Minnesota, Universal Hospital Services, Inc. is the leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue S #275
Edina, MN 55435
952-893-3200
www.uhs.com

    CONTACT: Universal Hospital Services, Inc., Edina
             Bethany A. Ring, 952-893-3288